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                                 EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated as of April 11, 1997, is by and between Pillowtex Management Services Company, a Delaware business trust ('Employer'), and Kevin
M. Finlay ('Employee').

                                     WITNESSETH:

     WHEREAS, Employee desires to enter into the employment of Employer and Employer desires to employ Employee in the capacity and on the terms set forth below.

     NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements contained herein, the parties hereto agree as follows:

     1.   EMPLOYMENT AND SCOPE.

          (a) Commencing on day after Employee terminates Employee's employment with Employee's current employer (the 'Commencement Date') and continuing throughout the Term of this Agreement, Employer agrees to employ Employee and Employee agrees to serve as the employee of Employer with the title and capacity of President of Employer's Sales and Marketing Division. As such, Employee's duties shall include responsibility for all sales and marketing functions of Employer and its affiliates, as well as such other responsibilities as are consistent with the office of President of Employer's Sales and Marketing Division and such other responsibilities may be assigned from time to time from the Chief Executive Officer. Employee shall report to the Chief Executive Officer of Employer.

          (b) Employee's performance of services under this Agreement shall occur primarily at Employer's principle executive offices at 4111 Mint Way, Dallas, Texas, subject to such travel as is consistent with the office of President of Employer's Sales and Marketing Division.

          (c) Commencing no later than April 7, 1997 and continuing during the Term of Employee's employment, Employee shall devote Employee's full business time (at least 40 hours per week) exclusively to the performance of Employee's duties as stated in this Agreement and to the furtherance of Employer's business.

     2.   TERM.

          (a) The term of this Agreement (the 'Term') shall begin on the Commencement Date and shall continue through the third anniversary thereof, subject to automatic extension as provided below and unless terminated earlier in accordance with Section 4.

          (b) Beginning with the second anniversary date of the Commencement Date and continuing with each anniversary date thereof, the Term of this Agreement shall automatically be extended in additional, successive one-year increments, with the result that the Term will have a remaining duration of two years upon each and every anniversary. Notwithstanding the foregoing sentence, the Term shall not be extended if either party has previously given the other party written notice of its intent not to extend the Agreement at least 15 months prior to the anniversary upon which the extension would otherwise occur.

     3. COMPENSATION. During the Term of this Agreement, Employer shall compensate Employee as set forth below:

          (a)  Upon Employee's execution of this Agreement, Employer will pay




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Employee a signing bonus in the amount of $300,000.  If, prior to the first anniversary of this Agreement, Employee terminates Employee's employment Voluntarily (as defined in Section 4(h)(viii) below) or is terminated by Employer for Cause (as defined in Section 4(v)(i) below), Employee shall be required to repay Employer a pro-rata portion of this signing bonus equal to the number of weeks remaining in the period between the date of Employee's termination and such anniversary, divided by fifty-two, and multiplied by $300,000.

          (b) Employer shall pay to Employee a base salary of $300,000 per year, payable in accordance with Employer's payroll policies in effect from time to time for executive officers generally, subject to all appropriate withholdings.

          (c) Employee shall be eligible to participate in Employer's incentive bonus plans as they may be amended from time to time to the same extent as executive officers generally. During the first two years of the Term, Employer shall pay Employee bonuses under Employer's bonus plans aggregating at least $150,000 per year, excluding the signing bonus provided for in Section 3(a) above.

          (d) Employee shall be entitled to the greater of three-weeks of paid vacation annually and that amount of vacation which Employee would be entitled under Employer's vacation policy as it may be amended from time to time.

          (e) Employee shall be entitled to participate in Employer's health, benefit and welfare plans offered by Employer as they may be amended from time to time to the same extent as executive officers of Employer generally.

          (f) Employer shall reimburse Employee, on a grossed-up basis for federal income tax purposes, for any incremental cost that Employee incurs on behalf of Employee and Employee's family to continue health plan coverage under COBRA until Employee and Employee's family are eligible to participate in Employer's health plan.

          (g) Employer shall provide Employee with a $500,000 term life insurance policy.

          (h) Employer will provide Employee with a supplemental retirement benefit equal to the difference between (i) the monthly normal retirement benefit that would be paid to Employee at age 65 under the Pillowtex Corporation Pension Plan (the 'Pension Plan') if there were added to Employee's years of benefit accrual service under the Pension Plan ten additional years of such service, and (ii) the monthly normal retirement benefit that is payable to Employee under the Pension Plan at age 65. The supplemental retirement benefit will be paid to Employee in the same form, and at the same time, as Employee's retirement benefit is paid under the Pension Plan, subject to the same reductions and other adjustments for optional forms and early commencement of benefits that are made to Employee's Pension Plan benefit.

          (i) Employee shall also be eligible to participate in any supplemental executive retirement plan that Employer may adopt, and will be given credit for ten years of service for vesting purposes under any such supplemental executive retirement plan that Employer may adopt.

          (j) Upon Employee's commencement of Employee's duties under this Agreement on a substantially full-time basis, Employer will grant Employee options to acquire 40,000 shares of Pillowtex Common Stock under the Pillowtex Corporation 1993 Stock Option Plan. Such options will be granted at fair market value on the date of the grant. Employee's options will be granted as incentive stock options to the full extent possible and any excess options will be granted as non-qualified options.


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          (k)  Employer will provide the following to Employee with respect to
Employee's relocation to Dallas, Texas:

               (i) Employer will pay for transportation, lodging, and meals for Employee and Employee's family for four house hunting trips to Dallas, Texas.

               (ii) If Employee chooses to sell Employee's current residence, Employer will reimburse Employee, on grossed-up basis for federal income tax purposes, for all real estate commissions and closing costs up to nine percent of the total sales price of Employee's residence, and will additionally pay Employee a premium on the closing of the sale of Employee's current residence equal to five percent of the sales price of such residence. Alternatively, if Employee chooses not to sell Employee's current residence, Employer will purchase Employee's current residence for its appraised value, calculated as the average of appraisals performed by an appraiser of Employee's choice and one selected by Employer. In addition to the foregoing, regardless of whether Employee chooses to sell Employee's residence or require Employer to purchase the house, Employer will reimburse Employee for any loss which Employee sustains on the sale of Employee's residence, which loss shall be determined as the excess of (A) the purchase price of Employee's residence and the costs of all improvements, remodeling, repairs and renovations made to the residence, over the (B) the gross sales price received for the residence (whether or not the residence is sold to Employer or a third party) before commissions and all other selling and closing costs to the extent such costs are reimbursed by Employer as set forth above. Employer shall additionally pay Employee an amount equal to all federal and state income taxes arising with respect to any portion of the loss reimbursement in the immediately preceding sentence which is taxable as income to Employee.

               (iii) Employer will reimburse employee for reasonable temporary living expenses in Dallas, Texas for up to one year from the effective date of this Agreement, or until this Agreement terminates, whichever occurs earlier.

               (iv) Employer will reimburse Employee for Employee's moving expenses, including the cost of transporting Employee's household belongings and automobiles to Dallas, Texas.

               (v) Employer will additionally extend Employee an unsecured loan of up to $100,000 to cover any additional relocation expenses that Employee may incur. The loan will bear interest at Employer's incremental cost of funds and will be due and payable in full upon the earlier of the termination of Employee's employment or four years from the Commencement Date. Mandatory prepayments of the loan equal to 25% of the original principal amount of the loan will be due to the extent of bonuses otherwise payable to Employee under Employer's bonus incentive plans under Section 3(c). Interest will be payable under the loan annually to the extent of bonuses otherwise payable to Employee under Employer's bonus incentive plans under Section 3(c), less mandatory prepayments for the period. Upon the termination of Employee's employment, the outstanding principal amount of and interest on the loan will be offset against all amounts otherwise payable to Employee.

          (l) Employer will acquire a club membership at a country club of Employee's choice for the exclusive use of Employee during the Term at an initiation fee of up to $25,000. The membership shall remain the property of Employer subject to Employee's right to acquire it upon termination of Employee's employment as set forth below. Employer will pay Employee's membership dues and will reimburse Employee for all expenses and charges incurred at the club for business purposes. Upon termination of Employee's employment, Employee's privileges with respect to the membership shall cease and employee shall transfer and assign all rights in the membership to Employer, provided, however, that if Employee is terminated for any reason other than for Cause (as defined in Section 4(h)(i)), Employee shall be entitled to acquire the

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membership from Employer for an amount equal to the lesser of the original initiation fee or the then-prevailing market price of a comparable membership and Employee's assumption of all future monthly dues and other costs and expenses related to the membership.

          (m) Employer will pay Employee a car allowance of $1,000 per month plus an additional amount equal to all federal and state income taxes arising with respect to any portion of the allowance taxable as income to Employee.

     4.   TERMINATION DURING TERM.  Notwithstanding anything to the contrary in
Section 2 of this Agreement, Employee's employment under this Agreement may be terminated during the Term as set forth below:

          (a) Employer may terminate Employee's employment for Cause, in which case the parties' rights and obligations shall be as set forth in Section 5(a) below.

          (b) Employer may terminate Employee's employment in the absence of Cause and other than upon Employee's Retirement or Permanent Disability, in which case the parties' rights and obligations shall be as set forth in either
Section 5(b), (e) or (f) below, as applicable.

          (c) Employee's employment shall be terminated upon Employee's Permanent Disability, in which case the parties' rights and obligations shall be as set forth in Section 5(c) below.

          (d) Employee's employment shall be terminated upon Employee's Retirement, in which case the parties' rights and obligations shall be as set forth in Section 5(d) below.

          (e) Employee may Voluntarily terminate Employee's employment upon the occurrence of a Potential Change of Control, in which case the parties' rights and obligations shall be as set forth in Section 5(e) below.

          (f) Employee may terminate Employee's employment for Good Reason, in which case the parties' rights and obligations shall be as set forth in Section 5(f) below.

          (g) Employee may Voluntarily terminate Employee's employment in the absence of a Potential Change of Control or Good Reason, in which case the parties' rights and obligations shall be as set forth in Section 5(g) below.

          (h) The following definitions shall apply for purposes of the early termination of the Term of this Agreement:

               (i)  'Cause' shall mean the occurrence of any of the following:
(A) Employee's engagement in any personal misconduct involving willful dishonesty, illegality, or moral turpitude that is demonstrably and materially detrimental or injurious to the business interests, reputation or goodwill of Employer or its affiliates; (B) Employee's engagement in any act involving willful dishonesty, disloyalty, or infidelity against Employer or its affiliates; (C) Employee's willful and continued breach or failure substantially to perform under any of the material terms and covenants of this Agreement; and
(D) Employee's willful and continued breach or failure substantially to perform under any material policy established by the Company with respect to the operation of the Company's business and affairs, or the conduct of the Company's employees. For purposes of this section, no act, or failure to act, on Employee's part shall be considered 'willful' unless done, or omitted to be done, by Employee in bad faith and without reasonable belief that Employee's action or omission was in the best interest of Employer. Prior to asserting any action or failure to act as Cause for Employee's termination as set forth above, Employer shall provide Employee a written notice referencing this section, setting out with specificity the conduct asserted to constitute Cause, and

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affording Employee the opportunity and a reasonable time period to cease the conduct or otherwise cure the basis for Cause. For the purposes of this section, a 'reasonable time period' shall be a time period of a duration deemed by Employer's Board of Directors, acting in good faith, to be sufficient under normal circumstances to correct the conduct. Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of Employer's Board of Directors at a meeting of the Board of Directors duly called and held for that purpose (after reasonable notice to Employee and an opportunity for Employee, together with Employee's counsel, to be heard before Employer's Board of Directors) finding that, in the good faith opinion of Employer's Board of Directors, Employee's conduct constitutes Cause and specifying the particulars thereof in detail. Any disputes arising as to whether Cause existed for Employee's termination shall be resolved through binding arbitration in accordance with Section 9 of this Agreement.

               (ii) 'Change of Control of Employer' shall be deemed to have occurred if:

                         (A) any 'person' (defined, for purposes of this
Agreement, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the 'Exchange Act'), other than an 'Excluded Person' (as defined in Section 4(h)(iii)), is or becomes the 'beneficial owner' (defined, for purposes of this Agreement, as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Employer representing 35% or more of the combined voting power of Employer's then-outstanding securities with respect to the election of directors;

                         (B) during any period of 24 consecutive months, at
least a majority of the Board of Directors of Employer ceases to consist of individuals who have served continuously on the Board since the beginning of such 24-month period, unless the election of directors during such period, or nomination for election by Employer's shareholders, was approved by a vote of at least two-thirds of the directors then still in office who shall at that time have served continuously on the Board since the beginning of such 24-month period; or

                         (C) Employer consummates the sale of all or
substantially all of its assets or any merger, consolidation or other business combination requiring shareholder approval.

               (iii) 'Excluded Person' shall mean any of Charles M. Hansen, Jr., Mary R. Silverthorne or the John H. Silverthorne Estate or any person for which any of Charles M. Hansen, Jr., Mary R. Silverthorne or the John H. Silverthorne Estate are deemed to hold beneficial ownership of securities of Employer registered in the name of such person.

               (iv) 'Good Reason' shall mean termination by Employee, after a Change of Control of Employer, upon the occurrence of any of the following:

                         (A)  the assignment to Employee of any duties
inconsistent with Employee's position, duties and status with Employer as existing immediately prior to a Change of Control of Employer; a substantial alteration in the nature or status of Employee's responsibilities from those in effect immediately prior to a Change of Control of Employer; the failure to provide Employee with substantially the same perquisites which Employee had immediately prior to a Change of Control of Employer, including but not limited to an office and appropriate support services; or a change in Employee's titles or offices as in effect immediately prior to a Change of Control of Employer, or any removal of Employee from or failure to re-elect Employee to any of such positions;


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                         (B)  a reduction by Employer in Employee's base salary
as of the date hereof or as the same may be increased thereafter;

                         (C)  the requirement by Employer that Employee be based
anywhere other than the metropolitan area in which Employee's office is located immediately prior to a Change of Control of Employer, except for required travel on Employer's business to an extent substantially consistent with Employee's business travel obligations immediately prior to a Change of Control of Employer;

                         (D)  the taking of any action by Employer which would
(1) materially and adversely affect Employee's participation in or materially reduce Employee's benefits under any benefit, retirement or compensation, employee stock ownership, savings and profit sharing, stock option, life or medical insurance or health and accident plan (the 'Plans') in which Employee participates immediately prior to a Change of Control of Employer, or (2) deprive Employee of any material fringe benefit enjoyed by Employee, or to which Employee is entitled, as existing immediately prior to a Change of Control of Employer; or

                         (E)  a purported termination of Employee's employment
by Employer which is not effected pursuant to a Notice of Termination (as defined in Section 8) satisfying the requirements of Section 8 hereof.

               (v) 'Permanent Disability' shall mean any physical or mental impairment rendering Employee unable to perform the essential functions of Employee's job (as determined by Employer), with or without reasonable accommodation that does not constitute undue hardship to Employer, and such impairment is permanent or is likely to continue for a period exceeding six consecutive months, unless an extension of this period would not be a hardship to Employer. If Employee fails to notify Employer of Employee's need for accommodation, Employer is not required to accommodate Employee and may hold Employee to the same standards as persons without a disability. The determination of whether Employee has a Permanent Disability shall be made as set forth below. During any period in which the existence of a Permanent Disability is being determined, Employee shall continue to receive Employee's full base salary at the rate then in effect and all compensation and benefits paid during such period, until a Permanent Disability is conclusively determined and this Agreement is terminated in accordance with Section 8 hereof, provided Employee (and Employee's personal and legal representatives) act in good faith and with reasonable diligence in pursuing a determination. This definition is not intended to either expand or limit any rights and protections granted to Employee by law. Employer may require Employee to be examined by a physician, at Employee's own expense, and receive a determination of whether Employee has a Permanent Disability, if such examination is job-related and consistent with business necessity. A determination of Permanent Disability shall be based on the written opinion of the physician regularly attending Employee. If Employer disagrees with the opinion of this physician ('First Physician'), it may engage, at its own expense, another physician ('Second Physician') to examine Employee. If the First and Second Physicians agree in writing that Employee has not suffered a Permanent Disability, their written opinion shall, except as otherwise set forth in this Section 4(f)(iv), be conclusive on the issue of Permanent Disability. If the First and Second Physicians disagree on whether Employee has suffered a Permanent Disability, they shall choose a third consulting physician (whose expense shall be shared equally by Employer and Employee) and the written opinion of a majority of these three physicians shall, except as otherwise provided in this section, be conclusive as to the issue of Permanent Disability. In conjunction with a Permanent Disability determination, Employee hereby consents to any required medical examination and agrees to furnish any medical information requested by any examining physician and to waive any applicable physician-patient privilege that may arise because of such examination. All physicians except the First Physician must be board-certified in the specialty most closely related to the nature of the Permanent Disability alleged to exist.
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               (vi) 'Potential Change of Control of Employer' shall occur if (A)
Employer enters into an agreement the consummation of which would result in a Change of Control of Employer, (B) any person (including Employer) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change of Control of Employer, (C) any person (other than any Excluded Person) becomes the beneficial owner, directly or indirectly, of securities of Employer representing 20% or more of the combined voting power of Employer's then outstanding-securities with respect to the election of directors or (D) the Board adopts a resolution to the effect that a potential Change of Control of Employer for purposes of this Agreement has occurred.

               (vii) 'Retirement' shall mean termination by Employer or Employee in accordance with Employer's retirement policy (including early retirement, if included in such policy and elected by Employee in writing) generally applicable to its salaried employees, or in accordance with any other retirement agreement entered into by and between Employee and Employer.

               (viii) 'Voluntary' termination of Employee's employment shall mean termination by Employee other than upon Employee's Permanent Disability, or Retirement, or Good Reason. Employee may terminate Employee's employment with Employer in Employee's sole and absolute discretion, subject to the terms and conditions of this Agreement.

     5. COMPENSATION UPON TERMINATION. If Employee's employment is terminated during the Term of this Agreement, Employee shall be entitled to compensation as set forth below:

          (a) If Employer terminates Employee's employment for Cause, Employer shall pay Employee's undiscounted base salary through the date of Employee's termination at the rate then in effect and all amounts to which Employee is entitled upon termination of employment under Employer's health, benefit and welfare plans.

          (b) If Employer terminates Employee's employment without Cause, then Employer shall pay Employee, not later than the fifth day following the date of termination, a lump sum severance payment equal to the sum of (i) Employee's undiscounted base salary through the date of Employee's termination at Employee's then-current salary rate and all amounts to which Employee is entitled upon termination of employment under Employer's health, benefit and welfare plans; (ii) Employee's undiscounted base salary through the remaining duration of the Term at the highest rate in effect during the 12 months immediately preceding the date of Employee's termination; and (iii) the product obtained by multiplying the greater of (A) (1) the highest annual amount paid to Employee (or awarded to Employee, if such amount has not yet been paid) as bonus compensation during or in respect of any of the three calendar years preceding the year in which the termination occurs and (2) Employee's Bonus Opportunity Level under the Pillowtex Corporation Management Incentive Plan (or functionally similar target award level under any successor plan or program) as of the date of Employee's termination by (B) a proration factor (the 'Bonus Proration Factor') equal to the quotient obtained by dividing the number of months in the period from the beginning of the most recent plan year for which a bonus has not been paid (but is anticipated to be paid as of the date of the Employee's termination) to the expiration of the Term, by 12. Notwithstanding the foregoing, this section shall not apply if Employer terminates Employee without Cause subsequent to a Potential Change of Control or a Change of Control.

          (c) If Employee's employment is terminated upon Employee's Permanent Disability, Employer shall pay Employee's undiscounted base salary through the date of Employee's termination at the rate then in effect and all amounts to which Employee is entitled upon termination of employment under Employer's health, benefit and welfare plans. Employee's additional compensation and benefits shall be determined in accordance with Employer's health, benefit and

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welfare plans or other insurance programs, if any, then in effect.

          (d) If Employee's employment is terminated upon Employee's Retirement, Employer shall pay Employee's undiscounted base salary through the date of Employee's termination at the rate then in effect and all amounts to which Employee is entitled upon termination of employment under Employer's health, benefit and welfare plans. Employee's additional compensation and benefits shall be determined in accordance with Employer's retirement policy applicable to its salaried employees or such other retirement agreement entered into by and between Employee and Employer.

          (e) If, after the occurrence of a Potential Change of Control of Employer, Employee's employment is either Voluntarily terminated by Employee other than for Good Reason or terminated by Employer without Cause, then Employer shall pay Employee (i) Employee's undiscounted base salary through the date of Employee's termination at the rate then in effect and all amounts to which Employee is entitled upon termination of employment under Employer's health, benefit and welfare plans, and (ii) an amount equal to the Severance Payments described in Section 4(f) below hereof less the total amount of base salary and incentive bonus payments, if any, paid to Employee during the period from the date on which any Change of Control of Employer occurs through the date of Employee's termination. Employer's obligation to make any payments under this Section 5(e) shall be conditioned upon Employee's remaining in the employ of Employer after the initial Potential Change of Control of Employer until the earliest of (i) the date which is six months after the occurrence of such Potential Change of Control of Employer, (ii) the termination of Employee's employment by reason of a Permanent Disability or Retirement (as such terms are defined in Section 4 hereof), (iii) Employer's termination of Employee's employment without Cause, or (iv) the occurrence of a Change of Control of Employer.

          (f) If, after a Change of Control of Employer, Employee's employment is either terminated by Employee for Good Reason or is terminated by Employer without Cause, Employee shall be entitled to the compensation and benefits provided below:

               (I) Employer shall pay Employee's undiscounted base salary through the date of Employee's termination at the rate then in effect;

               (ii) Employer shall pay all amounts to which Employee is entitled upon termination of employment under Employer's health, benefit and welfare plans;

               (iii) Employer shall pay as severance pay to Employee, not later than the fifth day following Employee's termination, a lump sum severance payment (together with the payments described in Sections 5(f) (iv) and (v), the 'Severance Payments') equal to the sum of (A) the greater of (1) two times Employee's annual base salary at the highest rate in effect during the 12 months immediately preceding Employee's termination and (2) Employee's then current annual base salary times the number of years or fractions thereof remaining in the Term, and (B) the product obtained by multiplying the greater of (1) the highest annual amount paid to Employee (or awarded to Employee, if such amount has not yet been paid) as bonus compensation during or in respect of any of the three calendar years preceding the year in which the termination occurs and (2) Employee's Bonus Opportunity Level under the Pillowtex Corporation Management Incentive Plan (or functionally similar target award level under any successor plan or program) based upon Employee's annual base salary at the highest rate in effect during the 12 months immediately preceding Employee's termination, by the Bonus Proration Factor (as defined in Section 5(b) above);

               (iv) in lieu of shares of common stock, $0.01 par value, of Employer (the 'Shares') issuable upon the exercise of options ('Options'), if any, granted to Employee under the Option Plan (which Options shall be canceled

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upon the making of the payment referred to below), Employer shall pay Employee in one sum in cash, not later than the fifth day following the date of employee's termination, an aggregate amount equal to the product of (A) the difference (to the extent that such differences are a positive number) obtained by subtracting the per Share exercise price of each Option held by Employee, whether or not then fully exercisable, from the higher of (1) the closing price of the Shares, as reported on the New York Stock Exchange on the Date of Termination (or the last trading date prior thereto), or (2) the highest price per Share actually paid in connection with any Change of Control of Employer, and (B) the number of shares covered by each such Option;

               (v) Employer shall pay Employee the retirement benefits to which Employee is entitled under Employer's retirement policy or other retirement agreement;

               (vi) Employer shall reimburse Employee for all legal fees and expenses incurred by Employee as a result of such termination (including all such fees and expenses, if any, incurred in successfully contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided by this Agreement); and

               (vii) If Severance Payments become subject to the excise tax
(the 'Excise Tax') imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the 'Code'), Employer shall pay to Employee an additional amount (the 'Gross-Up Payment') such that the net amount retained by Employee, after deduction of any Excise Tax on the Severance Payments (and any federal, state and local income tax and Excise Tax upon the payment provided for by this section, shall be equal to the Severance Payments. For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) any other payment or benefit received or to be received by Employee in connection with a Change of Control of Employer and Employee's subsequent termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any person whose actions resulted in the Change of Control of Employer or any person affiliated with Employer or such person) shall be treated as a 'parachute payment' within the meaning of section 280G(b)(2) of the Code, and all 'excess parachute payments' within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Employer's independent auditors and reasonably acceptable to Employee such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the 'base amount' (as such term is defined in section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (B) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (1) the total amount of the Severance Payments and (2) the amount of excess parachute payments within the meaning of section 280G(b)(1) of the Code (after applying clause (A) above), and (C) the value of any non-cash benefit, deferred payment or other benefit shall be determined by Employer's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence on the date of Employee's termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Employee's termination of employment, Employee shall repay to Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up

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
Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined. Employee and Employer shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments.

          (g) If Employee Voluntarily terminates Employee's employment under circumstances in which Sections 5(e) and (f) do not apply, Employer shall pay Employee's full base salary through the date of Employee's termination at the rate then in effect and all amounts to which Employee is entitled upon termination of employment under Employer's health, benefit and welfare plans.

     6. INSURANCE. If Employee's employment is terminated under the provisions of Section 4(f) of this Agreement, Employer shall maintain or cause to be maintained in full force and effect for a period of two years from the date of Employee's termination all health and dental insurance in which Employee participated or was entitled to participate immediately prior to the Employee's termination, provided that Employee's continued participation is possible under the general terms and provisions of such plans and programs. If Employee's participation in any such plan or program is barred, Employer shall arrange to provide Employee, at Employer's sole cost and expense, with benefits substantially similar to those which Employee is entitled to receive under such plan or program. At the end of such two year period, Employee will be entitled to take advantage of any conversion privileges applicable to the benefits available under any such plans or programs.

     7. FUTURE EMPLOYMENT. Employee shall not be required to mitigate the amount of any payment provided for in Section 5 hereof by seeking other employment or otherwise, nor shall the amount of any payment provided for in
Section 5 hereof be reduced by any compensation earned by Employee as the result of employment by another employer after the date of employee's termination, or otherwise.

     8.   NOTICE OF TERMINATION.

          (a) Any purported termination by Employer or by Employee shall be communicated by a written 'Notice of Termination' to the other party. A Notice of Termination shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

          (b) The 'date of Employee's termination' shall be determined as follows: (i) if Employee's employment is terminated upon Employee's Permanent Disability, the date that is 30 days after the determination of Permanent Disability pursuant to Section 4(f)(iv) of this Agreement (provided that Employee shall not have regained the ability to perform the essential functions of Employee's job during such 30-day period), (ii) if Employee's employment is terminated for Cause, the date specified in the Notice of Termination, or (iii) if Employee's employment is terminated for any other reason, the date specified in the Notice of Termination, provided such date is not more than 60 days from the date such Notice of Termination is given.

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
     9. ARBITRATION. All disputes or claims arising under this Agreement or in connection with Employee's employment with Employer (including any claims under any federal, state, or local law or ordinance), except for any dispute or claim arising under Sections 10, 11, 12, 13, and 16 of this Agreement, shall be subject to binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the party against whom an arbitration award is entered.

     10. NONDISCLOSURE AGREEMENT. Employer, during the term of Employee's employment under this Agreement, shall provide Employee access to, and Employee shall have access to and become familiar with, various trade secrets and proprietary and confidential information consisting of, but not limited to, financial statements, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business and other confidential information (collectively referred to herein as the 'Trade Secrets'), which are owned by Employer and its affiliates and are regularly used in the operation of their businesses, but in connection with which Employer and its affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Employee acknowledges and agrees that the Trade Secrets
(a) are secret and not known in Employer's industry; (b) are entrusted to Employee after being informed of their confidential and secret status by Employer or its affiliates and because of the fiduciary position occupied by Employee with Employer; (c) have been developed by Employer and its affiliates for and on behalf of Employer and its affiliates through substantial expenditures of time, effort and money and are used in their businesses; (d) give Employer and its affiliates an advantage over competitors who do not know or use the Trade Secrets; (e) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (f) are valuable, special and unique assets of Employer and its affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Employer and its affiliates.
Employee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during the Term of this Agreement or at any time thereafter, except as required in the course of Employee's employment under this Agreement. All files, records, documents, information, data and similar items relating to the business of Employer and its affiliates, whether prepared by Employee or otherwise coming into Employee's possession, shall remain the exclusive property of Employer and its affiliates and shall not be removed from the premises of Employer and its affiliates under any circumstances without the prior written consent of the Board of Directors of Employer (except in the ordinary course of business during Employee's period of active employment under this Agreement), and in any event shall be promptly delivered to Employer upon termination of this Agreement. Employee agrees that upon Employee's receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, Employee shall timely notify and promptly hand deliver a copy of the subpoena, process or other request to the Chief Executive Officer of Employer. For this purpose, Employee irrevocably nominates and appoints Employer (including any attorney retained by Employer), as Employee's true and lawful attorney-in-fact, to act in Employee's name, place and stead to perform any act that Employee might perform to defend and protect against any disclosure of any Trade Secrets.

     As used in this Agreement, 'affiliates' shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, Employer.

     11. NON-COMPETITION AGREEMENT. Employee acknowledges and agrees that the training Employee will receive, the experience employee will gain and the information Employee will acquire regarding the Trade Secrets while employed hereunder will enable Employee to injure Employer if Employee should compete with Employer in a business that is competitive with the business conducted or to be conducted by Employer and its affiliates. For these reasons, Employee

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
hereby agrees that, without the prior written consent of Employer, Employee shall not, during the period of employment with Employer, directly or indirectly, either as an individual, a partner or a joint venturer, or in any other capacity, (a) invest (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) in any business that is competitive with that of Employer or its affiliates,
(b) accept employment with or render services to a competitor of Employer or any of its affiliates as a director, officer, manager or executive, (c) engage, for Employee's self or any other person or entity in the sales, marketing, design or manufacture of products competitive with any product sold, marketed, designed or manufactured by Employer or its affiliates, (d) contact, solicit or attempt to solicit or accept business from any customers of Employer or its affiliates or any person or entity whose business Employer or its affiliates is soliciting, or
(e) take any action inconsistent with the fiduciary relationship of an employee to Employee's employer. For purposes of this Agreement, a competitor' specifically includes persons, firms, sole proprietorships, partnerships, companies, corporations or other entities that market products and/or perform services in direct or indirect competition with those marketed and/or performed by Employer or its affiliates within the United States, Canada and Mexico.

     12. NONEMPLOYMENT AGREEMENT. During the period of employment with Employer, Employee shall not, on Employee's own behalf or on behalf of any other person, partnership, association, corporation or other entity, hire or solicit or in any manner attempt to influence or induce any employee of Employer or its affiliates to leave the employment of Employer or its affiliates, nor shall Employee use or disclose to any person, partnership, association, corporation or other entity any information obtained while an employee of Employer concerning the names and addresses of the employees of Employer or its affiliates.

     13. NONDISPARAGEMENT AGREEMENT. Employee shall not, either during the Term of this Agreement or at any time thereafter, make statements, whether orally or in writing, concerning Employer, any of its directors, officers, employees or affiliates or any of its business strategies, policies or practices, that shall be in any way disparaging, derogatory or critical, or in any way harmful to the reputation of Employer, any such persons or entities or business strategies, policies or practices.

     14.  SUCCESSORS; BINDING AGREEMENT.

          (a) Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle Employee to compensation from Employer in the same amount and on the same terms as Employee would be entitled hereunder if Employer terminated Employee's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of Employee's termination. As used in this Agreement, 'Employer' shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee's devisee,

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legatee or other designee or, if there is no such designee, to Employee's estate.

     15. SEVERABILITY. The parties hereto intend all provisions of Sections 11, 12, and 13 hereof to be enforced to the fullest extent permitted by law. Accordingly, should a court of competent jurisdiction determine that the scope of any provision of Sections 11, 12, and 13 hereof is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable. In addition, however, Employee agrees that the non-competition agreements, nondisclosure agreements, nonemployment agreements and nondisparagement agreements set forth herein each constitute separate agreements independently supported by good and adequate consideration and shall be severable from the other provisions of, and shall survive, this Agreement. The existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of the covenants and agreements of Employee contained in the non-competition, nondisclosure, nonemployment or nondisparagement agreements. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     16. INVENTIONS. Employee shall promptly disclose, grant and assign to Employer for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to the products of Employer or any of its affiliates or capable of beneficial use by Employer or any of its affiliates, which Employee has in the past conceived, developed or acquired, or may conceive, develop or acquire during the term hereof (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information. In connection therewith, Employee shall promptly at all times during and after the term hereof:

          (a) Execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of Employer to vest title to such inventions, improvements, technical information, patent applications and patents or reissues thereof in Employer and to enable it to obtain and maintain the entire right and title thereto throughout the world.

          (b) Render to Employer, at its expense, all such assistance as it may require in the prosecution of applications for said patents or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said application or patents and in any litigation in which Employer or its affiliates may be involved relating to any such patents, inventions, improvements or technical information.

     17. AFFILIATES. Employee will use Employee's best efforts to ensure that no relative of his or corporation of which Employee is an officer, director or shareholder, or other affiliate of his, shall take any action that Employee could not take without violating any provision of this Agreement.

     18. REMEDIES. Employee recognizes and acknowledges that the ascertainment of damages in the event of his breach of any provision of this Agreement would be difficult, and Employee agrees that Employer, in addition to all other remedies it may have, shall have the right to injunctive relief if there is such a breach.
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     19.  NOTICES.  Any notices, consents, demands, requests, approvals and other communications to be given under this Agreement by either party to the other shall be in writing and shall be either (i) delivered in person, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, (iii) delivered by overnight express delivery service or same-day local courier service or (iv) delivered by facsimile transmission, to the addresses set forth below.

     If to Employer:     Pillowtex Management Services Company
                         4111 Mint Way
                         Dallas, Texas 75237
                         Attention: Chief Executive Officer

     If to Employee:     Kevin M. Finlay
                         18912 Peninsula Point Drive
                         Cornelius, North Carolina  28301

Notices delivered personally, by overnight express delivery, local courier or facsimile shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three days after mailing.

     20. ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof, and contains all of the covenants and agreements between the parties with respect thereto.

     21. MODIFICATION. No change or modification of this Agreement shall be valid or binding upon the parties hereto, nor shall any waiver of any term or condition in the future be so binding, unless such change or modification or waiver shall be in writing and signed by the parties hereto.

     22. GOVERNING LAW AND VENUE. THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT AND THE OBLIGATIONS AND UNDERTAKINGS OF THE PARTIES HEREUNDER WILL BE
PERFORMABLE IN DALLAS, DALLAS COUNTY, TEXAS.   THIS AGREEMENT SHALL BE GOVERNED
BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS. IF ANY ACTION IS BROUGHT TO ENFORCE OR INTERPRET THIS AGREEMENT, VENUE FOR SUCH ACTION SHALL BE IN DALLAS COUNTY, TEXAS. EACH OF THE PARTIES HERETO HEREBY AGREES IRREVOCABLY AND UNCONDITIONALLY TO CONSENT TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA LOCATED IN DALLAS, TEXAS FOR ANY ACTIONS, SUITS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND FURTHER AGREES THAT SERVICE OF PROCESS, SUMMONS OR NOTICE BY U.S. REGISTERED MAIL TO THE APPLICABLE ADDRESSES SET FORTH IN SECTION 19 HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS OF ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST SUCH PARTY IN ANY SUCH COURT.

     23. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one document.

     24. COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which Employee or it may be entitled.

     25. ESTATE. If Employee dies prior to the expiration of the term of his employment hereunder, any monies that may be due Employee from Employer under this Agreement as of the date of his death shall be paid to Employee's estate.

     26. ASSIGNMENT. Employer shall have the right to assign this Agreement to its successors or assigns. The terms 'successors' and 'assigns' shall include any person, corporation, partnership or other entity that buys all or substantially all of Employer's assets or all of its stock, or with which Employer merges or consolidates. The rights, duties and benefits to Employee hereunder are personal to Employee, and no such right or benefit may be assigned by Employee.

     27. BINDING EFFECT. This Agreement shall be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and assigns.

     28. NO WAIVER. The failure by Employer to enforce at any time any of the provisions of this Agreement or to require at any time performance by Employee of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of Employer thereafter to enforce each and every such provision in accordance with the terms of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                   PILLOWTEX MANAGEMENT SERVICES COMPANY

                                   By:  /s/ Charles M. Hansen, Jr.
                                        --------------------------
                                        Charles M. Hansen, Jr.
                                        Chairman of the Board and
                                        Chief Executive Officer


                                   EMPLOYEE
                                        /s/ Kevin M. Finlay
                                        --------------------------
                                        Kevin M. Finlay
































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